Hashdex Commodities Trust POS AM

Exhibit 10.8

DIGITAL ASSET TRADING AGREEMENT

Dated: January 15th, 2026

BETWEEN:

1.	Metatech Holdings’ wholly owned subsidiaries (collectively, “Nonco”, “Nonco Group”, “we”, “us” or “The Company”); and

2.	Please fill in the relevant fields below:

Hashdex Bitcoin ETF, an exchange traded fund incorporated/established in the United States of America with company number 92-6468665 (“Counterparty”).

Each is a “Party” and together, the “Parties”.

In consideration of each Party entering into this Digital Asset Trading Agreement and incurring obligations and giving rights under it, the Parties agree as follows:

RECITALS:

1.	The Parties are experienced and knowledgeable with respect to digital assets and distributed ledger technology.

2.	The Parties anticipate entering into one or more Transactions from time to time in accordance with this Digital Asset Trading Agreement hereinafter referred to as “DATA”.

3.	Nonco’s products and services are provided through local operating entities that are wholly owned subsidiaries of Metatech Holdings as follow:

a.	Nonco LLC, a company incorporated in the United States of America with registration number 7316835 and registered address at 1209 Orange Street, Wilmington County of New Castle Delaware, 19801 US.

WARNING TO COUNTERPARTY

Buying and selling Digital Assets can involve various risks. You can suffer Loss and that is a risk you should be able to take. If you do not understand the risks or are not willing to accept the risks or suffer Loss, you should not enter into transactions with Nonco Group. Before transacting with us, you must carefully assess and consider the risks, including those contained in any documents we make available to you and obtain all necessary professional advice you need.

You must decide for yourself whether you should participate in any transaction. Unless Nonco Group has agreed to do so in writing or applicable law requires us to do so, Nonco Group is not required to advise you on any transaction, protect your exposure to Loss or provide any warnings to you. You must carefully consider and monitor your own transactions. You must also understand and arrange appropriate custody for your Digital Assets.

Unless otherwise agreed by us in writing, anything Nonco Group, including any of its officers, employees or agents, may say to you is opinion only. You must not rely on it or hold Nonco Group liable. Similarly, you must not hold Nonco Group liable if Nonco Group fails to give you advice or recommendations or to prevent Losses. Nonco Group will not be liable for your Losses in any circumstances, except as expressly set out in this Digital Asset Trading Agreement or required by applicable law.

This Digital Asset Trading Agreement, including any applicable Appendices, Schedules and Trading Annexes to this Digital Asset Trading Agreement must be read in the context of any applicable Risk Disclosure Statement made available to you.

You acknowledge that you have read and understood the Risk Disclosure Statement (Appendix C) and will contact Nonco Group and/or cease to use the Nonco Counterparty Portal if you disagree or have any questions or concerns regarding the contents of the Risk Disclosure Statement.

TABLE OF CONTENTS.

1. INTERPRETATION	3
2. SINGLE AGREEMENT	3
3. REPRESENTATIONS	3
4. COUNTERPARTY REPRESENTATION	4
5. TRANSACTIONS	5
6. CALCULATIONS	6
7. SETTLEMENT	7
8. NETTING AND SET-OFF	7
9. NETWORK EVENT	8
10. DEFAULT EVENT	8
11. TERMINATION	9
12. CONFLICTS OF INTEREST	10
13. LIMITATION OF LIABILITY	10
14. TAX	11
15. MISCELLANEOUS	12
16. ELECTRONIC EXECUTION	14
17. GOVERNING LAW	14
18. ARBITRATION	14
19. SANCTIONS POLICY STATEMENT	14
APPENDIX (A) Letter of Attestation authorizing the opening of a company account	16
APPENDIX (B). Definitions	18
APPENDIX (C). Risk Disclosure	21

1. INTERPRETATION

1.1 Definitions

The terms defined in Appendix (B) and elsewhere in this Digital Asset Trading Agreement (DATA) have the meanings specified for the purposes of this DATA.

1.2 Construction

A.	Unless the contrary intention appears, in this DATA:

B.	any reference to Digital Assets includes any part or fraction thereof;

C.	the singular includes the plural and vice versa;

D.	a reference to a document includes any agreement or other legally enforceable arrangement created by it (whether the document is in the form of an agreement, deed or otherwise), and any variation, replace or novation thereof;

E.	a reference to “day” means a 24-hour period between 00:00 and 24:00 Central Standard Time;

F.	a reference to “person” includes an individual, a body corporate, a partnership, a joint venture, an unincorporated association and an authority or any other entity or organization;

G.	a reference to a particular person includes the person’s executors, administrators, successors, substitutes (including persons taking by novation) and permitted assigns;

H.	a reference to “law” includes common law, principles of equity and legislation (including regulations) as amended or replaced;

I.	a reference to any legislation includes regulations under it and any consolidations, amendments, re-enactments or replacements of any of them;

J.	a reference to “regulation” includes legislation and instruments of a legislative character under legislation (such as regulations, rules, by-laws, ordinances, directives and proclamations) as well as instruments or orders issued or endorsed by Government Agencies and any licensing, registration or approval requirements under any of these;

K.	an agreement, representation or warranty in favor of two or more persons is for the benefit of them jointly and each of them individually;

L.	a reference to a group of persons is a reference to any two or more of them jointly and to each of them individually;

M.	a reference to anything (including an amount) is a reference to the whole and each part of it; and

N.	a reference to “property” or “asset” includes any present or future, real or personal, tangible or intangible property, asset or undertaking and any right, interest or benefit under or arising from it.

1.3 Inconsistency

Any inconsistency between this DATA and any Confirmation, Appendices, Trading Annex, Schedule or the Nonco Terms will be resolved according to the following order of precedence:

●	Confirmation;

●	Trading Annex;

●	Schedule;

●	Appendix;

●	this DATA; and

●	the Nonco Terms.

2. SINGLE AGREEMENT

All Transactions are entered into in reliance on the fact that this DATA and all Confirmations form a single agreement between Parties (collectively referred to as this “Digital Asset Trading Agreement”) and the Parties would not otherwise enter into any Transactions. The Counterparty may not enter into any Transaction until it has completed the onboarding process of Nonco Group. Furthermore, Nonco Group enters into transactions only with approved counterparties for the purchase and sale of crypto assets on a proprietary, principal to principal basis.

3. REPRESENTATIONS

3.1 Making and repetition of representations

●	Each Party makes the representations contained in this Section 3 to the other Party on the date of this DATA.

●	The representations contained in this Section 3 will be deemed to be repeated by each Party on each date on which a Transaction is entered into.

●	The representations in Sections 3.6 and 3.10 will be deemed to be repeated by each Party on each date from the date of this DATA until the termination or expiration of this DATA.

●	When a representation is repeated, it is applied to the circumstances existing at the time of repetition.

3.2 Capacity and compliance

A.	If a Party is a legal person, it has been duly incorporated or formed in accordance with the laws of its jurisdiction, is validly existing under those laws and, if relevant under such laws, is in good standing;

B.	It has full legal capacity and all necessary powers to enter into this DATA and any other documentation relating to this DATA to which it is a party, to comply with its obligations under this DATA, and to exercise its rights under this DATA. Each Party has taken all necessary action to authorize such execution, delivery and performance;

C.	It expresses its interest, willingness and acceptance of the Nonco Counterparty Portal offered by Nonco Group as well as what is established in this DATA;

D.	The entry by it into, its compliance with its obligations and the exercise of its rights under this DATA do not and will not violate or conflict with any applicable law, any provision of its constitutional documents (if the Party is a legal person), any order or judgment of any court or Government Agency applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

E.	All governmental and other consents that are required to have been obtained by it with respect to this DATA have been obtained and are in full force and effect and all conditions of any such consents have been complied with;

F.	Its obligations under this DATA are valid and binding obligations, and are enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law);

G.	Nonco Group may, from time to time, request the Counterparty to provide information and documents that are within its possession, custody or control that Nonco Group reasonably considers as necessary for the purposes of complying with any Financial Crime Regulation, ongoing customer due diligence requirements or regulations applicable to Nonco Group. The Counterparty shall comply with such request as soon as reasonably practicable.

3.3 Absence of certain events

No Default Event or Potential Default Event with respect to it has occurred and is continuing or would occur as a result from entry into this DATA or any Transaction.

3.4 Absence of litigation

No action, suit or proceeding at law or in equity or before any court, tribunal, Government Agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this DATA or its ability to perform its obligations under this DATA is pending or, to its knowledge, threatened against it or any of its Affiliates.

3.5 Accuracy of specified information

All applicable information that is furnished in writing by or on behalf of it to the other Party is, as of the date of the information, true, accurate and complete in every material respect.

3.6 Counterparty tax representation

The Counterparty represents that for the purposes of this DATA it is tax resident in its jurisdiction of incorporation or domicile (as notified to Nonco Group) and such representation is at all times accurate and true, unless the Counterparty notifies Nonco Group in writing.

3.7 No agency

The Parties enter into this DATA and any Transaction made under this DATA as principal and not as agent of any person or entity.

3.8 No relationship

This DATA and any Transaction does not create any kind of partnership, joint venture, advisor, fiduciary, equitable, agency or trustee relationship or any similar relationship or legal arrangement between the Parties.

3.9 No custody

Except as otherwise agreed under a separate agreement signed by Nonco Group and the Counterparty, or as included in a Trading Annex, Nonco Group does not act as the Counterparty’s custodian in relation to any Fiat Currency, Digital Asset or Transaction.

3.10 Lawful owner

With respect to any Digital Asset or Fiat Currency that a Party offers or transfers to the other Party, whether as part of a Transaction or otherwise:

●	The transferring Party is the lawful owner of such Digital Asset or Fiat Currency; and has the absolute right to sell, assign, convey, transfer and deliver such Digital Asset or Fiat Currency; and (c) such Digital Asset or Fiat Currency is free of any Encumbrance.

4. COUNTERPARTY REPRESENTATION

4.1 Making and repetition of representations

A.	The Counterparty makes the representations contained in this Section 4 to Nonco Group;

B.	Representations contained in this Section 4 are deemed repeated by the Counterparty on each date that a Transaction is entered into;

C.	When a representation is repeated, it is applied to the circumstances existing at the time of repetition.

4.2 No reliance or advice

A.	This DATA and each Transaction are suitable for the Counterparty, based upon its own judgment;

B.	The Counterparty has made its own independent decision to enter into this DATA and each Transaction;

C.	Nonco Group is not an adviser to the Counterparty, and has not advised the Counterparty in connection with this DATA or each Transaction;

D.	The Counterparty is not relying on any communication of any kind from Nonco Group or made by Nonco Group as advice, recommendation or guarantee of result in connection with this DATA and each Transaction;

E.	The Counterparty is capable of assessing and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of this DATA and any Transaction.

F.	The Counterparty is capable of assuming, and assumes, all risks associated with this DATA and any Transaction.

4.4 Risk Disclosure Statement

The Counterparty has received, read and understood the Risk Disclosure Statement with respect to each Transaction.

5. TRANSACTIONS

5.1 Invitations

I.	During the term of this DATA, a Party or its Authorized Person (the “Invitor”), through an Agreed Communication Method, may invite the other Party to provide an offer to either purchase or sell Digital Assets from or to, as applicable, the Invitor, on a principal to principal basis, indicating the amount of Digital Assets to be traded, and the direction of trade as either buying or selling (an “Invitation”);

II.	If a Party or its Authorized Person (the “Offeror”) responds to an Invitor with an offer for Digital Assets through an Agreed Communication Method, such offer in respect of the Invitation will constitute a binding offer by the Offeror to conduct a Transaction, provided the following terms are clearly expressed:

A.	the Ordered Digital Assets which are the subject of the Transaction:

B.	the number of Ordered Digital Assets which are the subject of the Transaction;

C.	the price of the Ordered Digital Assets, including the currency (whether Fiat Currency or further Digital Assets), which will be the purchase price of the Ordered Digital Assets;

D.	the time, if any, at which the offer will expire and be deemed to have been rejected; and

E.	the Total Consideration, (together a communication that clearly expresses these elements is an “Offer”).

III.	For the avoidance of doubt, a Party is under no obligation to make an Offer in response to an Invitation by an Invitor.

IV.	Unless otherwise agreed by Nonco Group, Nonco Group is under no obligation to make or accept an Offer if (x) where the Counterparty is a purchaser, the Counterparty has insufficient available limit in Relevant Fiat Currency or Digital Assets available for the Offer, as recorded by Nonco Group in the Account, to meet the Total Consideration; or (y) where the Counterparty is the seller, the Counterparty has insufficient available limit of the Ordered Digital Asset in the Account to meet the relevant Offer (together with (x); each a “Prefunding Condition”); or (z) the Offer is unclear, ambiguous or incomplete in Nonco Group sole opinion.

V.	An Offer will expire and be deemed to have been rejected after the time-period expires from the making of that Offer, unless an Offer is stated to have been expired by an Invitor or Nonco Group before that time period.

VI.	If, after receiving an Offer from an Offeror through an Agreed Communication Method, the Invitor accepts the Offer through an Agreed Communication Method before the expiration of that Offer, then the Transaction is agreed on the terms of the Offer, and is (in the absence of manifest error) deemed to be a final and binding agreement between the Parties in respect of that Transaction.

VII.	Notwithstanding the foregoing, Nonco Group may reverse or cancel an Order or Transaction if, in Nonco Group’s opinion:

A.	such Order or Transaction may (x) have the effect, or is likely to have the effect, of creating a false market or misleading appearance of active trading in any Digital Asset or with respect to the market for, or the price of, any Digital Asset; or (y) result in a finding of market misconduct in any jurisdiction by Nonco Group;

B.	the Ordered Digital Asset is subject to a Halt at the time the Order is received; or

C.	there is a manifest error in such Order or Transaction.

5.2 Confirmations

1.	Upon the Parties agreeing to a Transaction as specified above and subject to Section 5.3;

2.	Nonco Group, must send to the Counterparty a Confirmation (which may also be titled “Trade Confirmation” or similar) to confirm and evidence the Transaction as soon as practicable, but in any event by the end of the Business Day following the Invitor accepting the Offer. The Parties agree that such Confirmation will be sufficient for all purposes to evidence a binding Transaction;

3.	Confirmations may only be:

a.	sent through the Agreed Communication Method; and

b.	made by Nonco Group’ Authorized Person.

4.	The Confirmation must confirm the details of the Transaction;

5.	If the Counterparty does not confirm the terms set out in a Confirmation or notify Nonco Group of any errors in a Confirmation within 30 minutes of the time stamp on the Confirmation, the Counterparty will be deemed to have agreed to, and confirmed, the terms set out in the Confirmation;

6.	Nonco Group will not provide reporting of the Transaction for the purposes of any applicable law;

7.	If the trade was done electronically, the counterparty needs to confirm at the end of day the netting or set-off of the trades.

5.3 Condition Precedents for Payment and Delivery by Nonco Group

1.	Nonco Group’s performance of its payment and delivery obligations under Section 7 are subject to the condition precedents that no Default Event or Potential Default Event with respect to the Counterparty has occurred or is occurring;

2.	If the condition precedents are not satisfied, Nonco Group is not obliged to make any payment or delivery under a Transaction until the condition precedents are all satisfied.

5.4 Transaction may also be governed by other provisions

Without limiting any provision of this DATA, all Transactions are subject to:

1.	if applicable, the Nonco Terms and applicable laws, including Financial Crime Regulations;

2.	the rules, directions, decisions and requirements of Nonco Group, in each case as communicated in writing by Nonco Group to the Counterparty from time to time;

3.	the customs and usages of the Nonco Counterparty Portal and any Affiliate of Nonco Group or third party service providers that Nonco Group uses to perform the Transaction, in each case as communicated in writing by Nonco Group to the Counterparty from time to time; and

4.	in the case of any Order or Confirmation sent to the Counterparty by Nonco Group, the correction of any manifest errors and material omissions in that Order or Confirmation by Nonco Group, as communicated by Nonco Group in writing.

5.5 Position limits and position management controls

1.	Nonco Group may, from time to time, impose trading and position limits, and position management controls, on the Counterparty, including limits and controls to mitigate and manage Nonco Group’s own liquidity, operational, credit and other risks, at any time, without prior notice and without giving reasons;
2.	The Counterparty agrees to comply with any limits or controls imposed by Nonco Group under Section 5.5(1);
3.	Nonco Group may monitor the Counterparty’s positions against the limits or controls imposed by Nonco Group under Section 5.5(1);
4.	To ensure compliance with any trading positions or limits set by Nonco Group under Section 5.5(1), Nonco Group may require the Counterparty to limit, terminate, or reduce positions which it may have at any time, and Nonco Group may decline to execute an Order, or to suspend the Counterparty’s access to any system, or to effect settlement of any one or more Transactions, or to take any other action that Nonco Group considers appropriate in the circumstances;

5.6 Authority of Authorized Persons

1.	Each Party is entitled to rely on notices, consents, communications and other actions (including instructions and the exercise of any discretions or elections) that appear to have originated from the other Party or its Authorized Persons.
2.	The notices, consents, communications and other actions referred to in Section 5.6(1) are binding on each Party. A Party must indemnify and hold harmless the other Party from all Loss incurred in reliance on those notices, consents, communications or other actions.
3.	Where a Party (“X”) has accepted that its Authorized Persons may communicate instructions to the other Party (“Y”) by way of an Agreed Communication Method, Y is not required to verify the identity of those Authorized Persons in that Agreed Communication Method and is entitled to rely on any instructions (including any Invitation or acceptance of an Offer) communicated via an Agreed Communication Method.
4.	The Counterparty agrees to provide Nonco Group with evidence of due authority and specimen signatures for each Authorized Person upon request.

6. CALCULATIONS

6.1 Calculation agent

1.	Nonco Group is the calculation agent for each Transaction and calculations are carried out by Nonco Group, acting in a commercially reasonable manner. The calculation agent is, subject to the relevant Confirmation, responsible for:

a.	calculating any rates, amounts, periods and dates (including any changes) specified in the Confirmation or as designated by the Parties;
b.	giving notice to the Parties of such rates, amounts, periods and dates;
c.	determining the value in Fiat Currency of any Digital Asset;
d.	effecting or calculating any Fiat Currency or Digital Asset conversion necessary or desirable for the purposes of any Transaction (including in connection with the calculation of any Settlement Amount); and
e.	calculating any netting or set-off in accordance with Section 8.

2.	The calculations and determinations of the calculation agent are final and binding on the Parties in the absence of manifest error.

6.2 Adjustments

1.	If, in Nonco Group’s sole reasonable opinion, any event or circumstance, including any Network Event or Default Event, occurs that adversely affects Nonco Group’s ability in determining the amount payable to or by the Counterparty in respect of any Transaction and such circumstances continue for a period of not less than 2 Business Days, Nonco Group may make such adjustments to the method used or to be used to determine the amount payable to or by the Counterparty in respect of any Transaction in accordance with Nonco Group’s customary practices or market practice of which Nonco Group is aware (if any).
2.	Adjustments made in accordance with Section 6.1(a) are binding and conclusive as against the Parties.

7. SETTLEMENT

7.1 Each Party must make the payments and deliveries and perform other obligations required by a Transaction:

1.	Using the Nonco Counterparty Portal, unless otherwise agreed;
2.	in accordance with:

a.	the relevant Confirmation;

b.	this Digital Asset Trading Agreement; and

c.	the Nonco Terms (if applicable);

3.	in the amount specified in the relevant Offer; and
4.	in freely transferable and immediately available Fiat Currency and/or Digital Assets, without set-off, counterclaim or deduction or withholding (including on account of any Tax) unless:
a.	required by law; or

b.	permitted under this DATA.

5.	The Counterparty shall settle the relevant Transaction using any assets provided to Nonco in connection with a Prefunding Condition;
6.	From time to time, Nonco Group may agree to offer Digital Asset Counterparty Services to the Counterparty without the Counterparty first satisfying the Prefunding Conditions on the following settlement terms:

a.	DVP (Delivery Versus Payment): The Counterparty shall settle the relevant Transaction in Fiat Currency by the immediately following Banking Day (in the case of purchasing Digital Assets) or deliver the relevant Digital Assets (in the case of selling Digital Assets) within 24 hours of the Parties entering into such Transaction (each such deadline, a “Settlement Deadline”). Notwithstanding paragraph (a), Nonco Group may, in its sole discretion, request the Counterparty to settle any Transaction prior to the relevant Settlement Deadline, and the Counterparty shall make such payment and delivery accordingly;

b.      FOP (Free of Payment): Nonco Group shall settle the relevant Transaction in Fiat Currency by the immediately following Banking Day (in the case of purchasing Digital Assets) or deliver the relevant Digital Assets (in the case of selling Digital Assets) within 24 hours of the Parties entering into such Transaction (each such deadline, a “Settlement Deadline”). Notwithstanding paragraph (a), Nonco Group may, in its sole discretion, settle any Transaction prior to the relevant Settlement Deadline. Once Nonco Group delivers its side of the transaction, the counterpart must deliver its side of the transaction prior to the relevant Settlement Deadline.

c.	Settlement via third parties: Nonco Group and counterparts may have the option to settle via clearing facilities or 3rd-party custodians upon request. Both parties shall send the funds within the relevant settlement deadline

7.	Prior to the occurrence or effective designation of a Termination Time in respect of a Transaction, if the Counterparty fails to make payment or delivery hereunder, it will be obliged to pay a late fee (before as well as after judgment) on the overdue amount to Nonco Group on demand in the same currency as the overdue amount, for the period from (and including) the Settlement Deadline to (but excluding) the date of actual payment or delivery at a rate of (i) in respect of Digital Assets, 0.05% per day or as notified by Nonco Group from time to time; or (ii) in respect of Fiat Currencies, an annual rate equal to 3% over the then current best lending rate for such currency offered by the Nonco Group from time to time.

8. NETTING AND SET-OFF

8.1 Netting

If, on any Payment Netting Day, the Parties have payment and delivery obligations in the same Fiat Currency or the same Digital Asset in respect of two or more Transactions, then Nonco Group may elect for such Fiat Currency to be paid, or such Digital Asset to be delivered, on a net basis so that such obligations will be automatically satisfied and discharged and, if, in respect of the same Fiat Currency or the same Digital Asset, the aggregate amount that would otherwise have been payable by one Party exceeds the aggregate amount that would otherwise have been payable by the other Party, replaced by an obligation upon the Party by which the larger aggregate amount would have been payable to pay to the other Party the excess of the larger aggregate amount over the smaller aggregate amount. For the purpose of this Section 8.1, “Payment Netting Day” means any calendar day based on Central Standard Time.

8.2 Set-off

If an amount is payable by one Party (“Payor”) to the other Party (“Payee”) under this DATA (including a Termination Amount), then at Nonco Group’s option and after giving notice to the Counterparty, the Payor’s obligation to make payment of such amount will be reduced by way of set-off against any other amounts payable by the Payee to the Payor, whether or not arising under this Digital Asset Trading Agreement, matured or contingent and irrespective of the currency, asset type or place of payment. To the extent that such other amounts are so set off, those amounts will be discharged promptly and in all respects. For this purpose, any amounts subject to set-off hereunder may be converted by Nonco Group into the Termination Currency at the rate of exchange at which Nonco Group would be able, using commercially reasonable procedures, to purchase the relevant amount in such Termination Currency.

8.3 Nonco Group’s other rights

Nonco Group’s right to net and/or set-off under this Section 8 is in addition to any other right of set-off, offset, combination of accounts, lien, right of retention or withholding or similar right or requirement to which Nonco Group is at any time otherwise entitled or subject whether under this Digital Asset Trading Agreement or by operation of applicable law.

8.4 Control

Until the Counterparty satisfactorily prefunds all obligations owed to Nonco Group, encompassing any amounts due for Nonco Group’s provision of digital asset counterparty services Nonco Group shall retain comprehensive control over all digital assets and/or fiat currencies provided to Nonco Group. Nonco Group reserves the unequivocal right to enforce this control, without prior notice to the Counterparty, in accordance with prevailing laws.

Nonco Group is the sole owner of all crypto assets in each Nonco Group Wallet, and no Person, other than Nonco Group, has any right, title, or interest in any such crypto assets. Each Nonco Group Wallet is controlled by, and operated solely for the benefit of, Nonco Group.

With respect to any fiat currency that Nonco Group transfers and delivers to Counterparty hereunder, Nonco Group is the lawful owner of such fiat currency and Nonco Group has the absolute right to transfer and deliver such fiat currency to Nonco Group. Such fiat currency is free and clear of any and all security interests, liens, pledges, claims (pending or threatened), charges, escrows, encumbrances or similar rights.

Nonco Group is engaging in transactions under this Agreement on a principal basis for its own account. Nonco Group is not engaging in transactions under this Agreement as a broker, agent or other similar capacity on behalf of a third party.

9. NETWORK EVENT

9.1 Infrastructure Participant and Network Participant (If any Infrastructure Participant or Network Participant):

A.	gives a direction, or makes a decision or election which affects a Transaction; or

B.	becomes insolvent, is suspended from operating or undergoes a Network Event, then Nonco Group may take any action which Nonco Group, in its sole discretion, considers appropriate to correspond with the direction, decision, election or event (including a Network Event), or to mitigate any loss incurred or potential loss or impact which may be incurred as a result of such action or event. Any such action will be binding on the Counterparty (including, where relevant, making any decision or election in relation to a Network Event, any Forks, Airdrops or network protocol decisions).

9.2 Cooperation and enquiries

Where any Infrastructure Participant, Network Participant or any regulatory body makes an enquiry which relates to any Transaction under this DATA, the Counterparty agrees to co-operate with Nonco Group and that any information relevant to the enquiry may be passed to any Nonco Group Affiliates, or any Infrastructure Participant, Network Participant or Government Agency, as may be appropriate.

9.3 Network event

On each occasion of a Network Event, Nonco Group in its sole discretion, taking into account any market practice, may determine:

A.	in the event of a Fork, which version of the Fork is recognised and supported, and where necessary to take any action or make any election required to implement such recognition and support of that Fork;

B.	in the event of an Airdrop, whether to credit any Digital Assets received by Nonco Group to the account held in the Counterparty’s name, and upon what terms to do so, such decision regarding the Airdropped Digital Assets remains with Nonco Group at all times;

C.	in the event of a Network Event which results in loss of ownership or control of Digital Assets, how such loss is apportioned; and

D.	whether to halt trading in a specific Digital Asset, the Nonco Counterparty Portal generally, or any other activities for any period of time, which period of time may also be extended in Nonco Group’s sole discretion in accordance with the Nonco Terms.

10. DEFAULT EVENT

The occurrence at any time of any of the following events constitutes a Default Event:

A.	failure by a Party to make, when due, any payment or delivery under this DATA required to be made by it, including amounts to be paid or delivered by the Counterparty under Sections 5.5 or 7;

B.	the Counterparty or an Authorized Person of the Counterparty disaffirms, disclaims, repudiates or rejects, in whole or in part, this DATA or any Transaction, or otherwise cancels or reverses any Transaction;

C.	a Party makes, repeats or is deemed to have made or repeated a representation that proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated;

D.	a Party is Insolvent;

E.	a Party acts fraudulently or dishonestly;

F.	breach by the Counterparty of any applicable laws or requirement of any Government Agency, including any Financial Crime Regulation;

G.	any other failure by a Party to comply with or perform any agreement or obligation to be complied with or performed by the Party in accordance with this DATA if such failure is not remedied within 7 Business Days after notice of such failure is given to the Party;

H.	when the Counterparty, or an Authorized Person of the Counterparty, provides Nonco Group with evidence of payment instructions given by the Counterparty to its bank to transfer Fiat Currency to Nonco Group in connection with its settlement obligations under Section 7, and the Counterparty or an Authorized Person subsequently revokes or cancels such payment instructions.

The Party in respect of which a Default Event has occurred and is then continuing is the “Defaulting Party”. A Party must immediately notify the other Party if it becomes aware of the occurrence of a Default Event.

11. TERMINATION

11.1 Optional Early Termination

Either Party may terminate this DATA by giving the other Party at least 30 days’ notice.

11.2 Termination Events

The occurrence at any time of any of the following events constitutes a Termination Event:

A.	a Party is prevented from completing a Transaction, or it becomes impossible or impracticable for a Party to complete a Transaction, due to a force majeure event that is beyond the control of the Party to overcome, having used reasonable commercial efforts, including without limitation, acts of war, terrorism, insurrection, civil disorder, industrial action, acts of state, operational or technical failures; or

B.	it is or becomes unlawful for either Party to carry out its obligations or to exercise its rights under this DATA or any Transaction because of an event (other than any action taken by the Party) that arises after an Offer is accepted.

The Party in respect of which a Termination Event has occurred and is then continuing is the “Affected Party”.

11.3 Right to terminate

A.	If, at any time, a Default Event or a Termination Event has occurred and is then continuing, the non-Defaulting Party (in the case of a Default Event) or the non-Affected Party (in the case of a Termination Event) may, by notice to the other Party specifying such event, formalize the Default Event or Termination Event and designate a time not earlier than 48 hours after such notice is delivered, period in which the Defaulting-Party will be able to cure the reason from which arises such Default Event or Termination Event (the “Termination Time”) upon which all Transactions shall be terminated. For the purpose of this Section 11.3(a), any notice sent by Agreed Communication Method will be deemed effective immediately upon delivery.

B.	From the Termination Time:

a.	all Transactions are terminated; and

b.	the Calculating Party shall determine the amount, if any, payable in respect of such Termination Time (the “Termination Amount”), which may be subject to the exercise of set-off under this DATA. The Termination Amount will be an amount equal to:

i.	the sum of the Settlement Amounts under all terminated Transactions; plus

ii.	the Unpaid Amounts owing to the Calculating Party; minus

iii.	the Unpaid Amounts owing to the non-Calculating Party,

In each case, converted into the Termination Currency at the rate of exchange at which the Calculating Party would be able, using commercially reasonable procedures, to purchase the relevant amount in such Termination Currency. If the Termination Amount is positive, the non-Calculating Party shall pay it to the Calculating Party and if it is negative, the Calculating Party will pay the absolute value of the Termination Amount to the non-Calculating Party.

11.4 Payment on termination

A.	On or as soon as reasonably practicable after the Termination Time, the Calculating Party will send the non-Calculating Party a notice specifying the Termination Amount calculated and the day by which such amount is payable. If no such day is specified, the Termination Amount shall be payable, in the case of:

a.	a Termination Time which occurs as a result of a Default Event, on the first Banking Day following the day on which the notice is given; or

b.	a Termination Time which occurs as a result of a Termination Event, on the day which is 2 Banking Days after the day on which the notice is given.

B.	If the Counterparty does not pay the Termination Amount in accordance with Section 11.4, Nonco Group may, in addition to any other rights Nonco Group may have, exercise its rights of netting and setoff under Section 8.

12. CONFLICTS OF INTEREST

12.1 The Counterparty acknowledges and agrees that:

A.	the nature of the activities contemplated by this DATA may give rise to Nonco Group having an interest in any Digital Asset that is the subject of a Transaction and that there may be other circumstances where a conflict of interest arises between the Counterparty’s interests and those of other counterparties of Nonco Group, an Nonco Group Affiliate or one of their respective officers, employees or agents;

B.	Nonco Group may exercise its rights and remedies under this DATA even if this involves a conflict of interest or Nonco Group has a material interest in a Digital Asset. Nonco Group is not liable to notify the Counterparty of, or account to the Counterparty for, any benefits whatsoever resulting from any such material interest or conflict of interest, nor is Nonco Group responsible for any Loss which may result.

12.2 Activities of the Parties

A.	A Party is not liable or under any obligation:

a.	to account to the other Party for any benefit it received for dealing with, or providing services to, others; or

b.	disclose to the other Party any fact or thing which may come to its notice in the course of dealing with, or providing services to, others or in the course of its business, in any other capacity or in any manner.

B.	In addition to Nonco Group’s proprietary interest under each Transaction, Nonco Group and its Affiliates may take proprietary positions or undertake proprietary activities, including hedging transactions related to a Transaction or in relation to an Account, that may affect the market price, rate or other market factors underlying the Transaction or Account.

C.	The Counterparty consents that, without any further notice from Nonco Group, when Nonco Group enters into any Transaction with the Counterparty, Nonco Group’s shareholders, Affiliates, directors, officers, agents and/or employees may be the counterparty to the Counterparty during such Transaction for any proprietary account or an account in which any of them has a direct or indirect interest.

12.3 Use of third parties

The Counterparty acknowledges and agrees that Nonco Group:

A.	may use third party exchanges and custodians at its discretion to effect any Transaction;

B.	may be unable to provide the Transaction if the services of appropriate third party exchanges or custodians are not available, either at all or on commercially reasonable terms; and

C.	is not liable for the acts, omissions or unavailability on reasonable commercial terms or any Losses sustained in connection with the use, of such third party exchanges or custodians, provided that Nonco Group exercises reasonable care in their selection.

13. LIMITATION OF LIABILITY

13.1 Liability for Loss

Unless when a Loss is a reasonably foreseeable consequence or arises directly from Nonco Group or its Affiliates ‘gross negligence, wilful default or fraud, Nonco Group is not liable for any Loss arising out of or relating to:

A.	this Digital Asset Trading Agreement; or

B.	any Transaction, whether for breach of contract, tort, negligence, or other form of action or theory of liability, and irrespective of whether Nonco Group or the Counterparty has been advised of the possibility of any such Loss.

Nonco Group will not be responsible or liable for (i) incidental, consequential, exemplar, indirect or punitive damages arising out of or relating to the DATA; or (ii) the acts or omissions of its Affiliates or any third party.

13.2 Limitation of Loss

Without prejudice to Section 13.1, unless when a Loss is a reasonably foreseeable consequence or arises directly from Nonco Group or its Affiliates ‘gross negligence, wilful default or fraud, Nonco Group’s liability in relation to a Transaction will not exceed the value of the consideration actually received by Nonco Group under that Transaction.

13.3 Specific liabilities

This Section 13.3 is without prejudice to the generality of Sections 13.1 and 13.2.

A.	Tax and other charges:

a.	neither Nonco Group nor its Affiliates accepts any liability for any adverse Tax, accounting, regulatory or other implications of any Transaction; and

b.	the Counterparty is solely responsible for all Tax, duties and levies payable with respect to any Transaction.

B.	Unauthorized use: Nonco Group will not be liable for any Loss, liability, cost or expense whatsoever arising from Counterparty’s unauthorized access to the Agreed Communication Method or, if applicable, use of the Nonco Counterparty Portal. The Counterparty will, on demand, indemnify, protect and hold Nonco Group harmless from and against all losses, liabilities, judgments, suits, actions, proceedings, claims, damages and costs resulting from or arising out of any act or omission by any person using the Nonco Counterparty Portal or accessing Nonco Group’s Digital Asset Counterparty Services through use of the Counterparty’s designated passwords, systems, devices and Agreed Communication Method, whether or not the Counterparty has authorized such use.

13.4        Disclaimer of warranties

A.	The Counterparty acknowledges and accepts that Nonco Group makes no representations or warranties, express or implied, with respect to any Digital Asset.

B.	To the extent possible, all warranties, express or implied, including without limitation any implied warranties of merchantability and fitness for a particular purpose, are disclaimed by Nonco Group.

14. TAX

Each Party is responsible to determine whether, and to what extent, any taxes apply to itself in relation to any Transactions conducted through the Nonco’s Services, and to withhold, collect, report and remit the correct amounts of taxes to the appropriate tax authorities.

14.1 Deduction or withholding for Tax

If a Party (“X”) is required by law to deduct, withhold or pay an amount in respect of Tax from a payment made to the other Party (“Y”) under or as contemplated by this DATA, then the parties agree that (X) will:

A.	deduct or withhold the amount on account of the Tax; make any payment in connection with that deduction or withholding to the relevant Government Agency within the time allowed and in the minimum amount required by law; and

B.	be required to pay an additional amount to Y to ensure that the net amount actually received by Y will equal the full amount Y would have received had no such deduction or withholding been required, except where such deduction or withholding for tax would not have been imposed but for a present or former connection between the jurisdiction of the taxation authority imposing such tax and Y or a person related to Y.

14.2 VAT

Unless expressly stated otherwise in this DATA, all consideration to be provided under or in connection herewith is exclusive of any applicable VAT. For the purposes of this Section 14.2, “VAT” means any value added tax, goods and services tax or similar tax.

A.	If VAT is imposed on any supply made under or in connection with this DATA, for which the consideration is not expressly stated to include VAT, the recipient agrees to pay to the supplier an additional amount equal to the VAT payable at the same time that the consideration for the supply, or the first part of the consideration for the supply (as the case may be), is to be provided. However:

a.	the recipient need not pay the additional amount until the supplier gives the recipient a tax invoice or an adjustment note in accordance with the rules of the applicable VAT law;

b.	if the additional amount differs from the amount of VAT payable by the supplier, the parties must adjust the additional amount; and

c.	this Section 14.2 does not apply to the extent that the VAT on the supply is payable by the recipient under the rules of the applicable VAT law.

B.	If either Party is required under this DATA to indemnify the other Party, or pay or reimburse costs of the other Party, that Party agrees to pay the relevant amount less any tax credits to which the other Party is entitled.

14.3 Tax Reporting Requirements

Nonco Group and its Affiliates may collect, store and process information obtained from the Counterparty or otherwise in connection with this DATA and the Transactions for the purposes of complying with various tax laws (including FATCA and Common Reporting Standards, as applicable). The Counterparty will ensure (and warrants) that, before it or anyone on its behalf discloses information relating to any third party to Nonco Group in connection with this DATA or the Transactions, that third party has given such consents or waivers as are necessary to allow Nonco Group to collect, store and process information relating to those third parties for the purposes of such regulatory compliance.

15. MISCELLANEOUS

15.1 Rules of construction

No rule of construction applies to the disadvantage of a Party because that Party was responsible for the preparation of, or seeks to rely on, this DATA or any part of it. The titles and subtitles used are provided for convenience only and must not be considered in construing or interpreting this DATA.

15.2 Non-Waiver of Rights

A.	Unless this DATA expressly states otherwise, a Party may exercise a right, power or remedy or give or refuse its consent, approval or a waiver in connection with this DATA in its sole discretion (including by imposing conditions); and if a Party does not exercise a right, power or remedy in connection with this Digital Asset Trading Agreement fully or at a given time, a Party may still exercise it later;

B.	Any decisions of a Party in respect of this DATA are in its sole and absolute discretion unless otherwise stated and a Party is under no obligation to provide any reasons for any decision made in relation to this DATA;

C.	This DATA is binding on and inures to the benefit of the Parties and their respective successors, heirs, personal representatives, and permitted assigns;

D.	A Party may not assign or delegate its rights, benefits or obligations hereunder without the other Party’s prior written consent, which may not be unreasonably withheld or delayed, except that Nonco Group may assign its rights or obligations under this DATA to its Affiliates by providing Counterparty with prior notice;

E.	The terms and provisions of this DATA are intended solely for the benefit of each Party and their respective Affiliates and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person under the Contracts.

15.3 Severability

A.	If any provision of this DATA is held to be illegal, void, unenforceable or invalid, whether in whole or part, under the laws of any jurisdiction, that portion will be severed, and will not affect the legality, enforceability or validity of the remaining provisions of this DATA in that jurisdiction or in any other jurisdiction.

B.	This Section 15.3 has no effect if the severance would alter the basic nature of this DATA; or be contrary to public policy.

15.4 Confidentiality

A.	Save to the extent permitted in this Section 15.4, each Party agrees to not disclose, and to otherwise keep confidential, all Transactions, the existence or nature of any relationship between the Parties, the name of the other Party or the fact that the Parties engaged in any Transaction;

B.	Each Party may disclose information regarding this DATA to its Affiliates and its accountants and attorneys;

C.	The Counterparty acknowledges and agrees that the Company may disclose information about its transactions to third parties for analysis through artificial intelligence and other technologies to enhance workflows, user experience, and process automation. The Company will only disclose information to third parties in an anonymized basis, with appropriate cybersecurity controls and without any sensitive data that can identify the Counterparty;

D.	If either Party is compelled by law, rule or regulation to disclose information, the Party compelled to disclose will, to the extent legally permissible, provide the other Party with prompt written notice of such requirement before such disclosure;

E.	A Party consents to the disclosure by the other Party of any information or data in connection with or relating to the other Party, this DATA and/or any Transaction, to the extent that the Party making the disclosure determines it is required or desirable to respond to any request from an Infrastructure Participant, including for the purpose of effecting any wire transfers of Fiat Currency;

F.	The confidentiality obligations set forth in this Section survive the termination of this DATA.

G.	Please be aware that the parties mentioned above may have business locations outside the US and/or BVI. As a result, your Personal Data may be transferred outside the US or BVI. If you’re based in the EU accept that to fulfill our services we will transfer your Personal Data outside the EU, and explicitly consent to such transfer. While we’re committed to protecting your data, these parties may have different privacy policies and customs beyond our control, and your data may not be protected by relevant US or BVI confidentiality and data protection laws.

H.	Notwithstanding clause 15.4 sections A to G, Nonco Group has established agreements ‘Commission Referral Agreement’ with eligible individuals and companies under the ‘Referral Partnership Program’. Pursuant to such agreement, partners (“Referrer”) are authorized to refer potential new counterparts to Nonco, provided that the referred counterparts meet the eligibility criteria and have their account opening approved through our rigorous KYC (Know Your Customer) and onboarding process.

a.	As per the terms of the Referral Commission Agreement, a share of the gross revenue generated by counterparts who are referred to Nonco by a ‘Referrer’ is eligible for payment to the Referrer;

b.	It is hereby agreed that counterparts introduced to Nonco by a Referrer provide consent for their transaction-related data, such as transaction volume, traded assets, spreads, and generated revenue, to be utilized in the preparation of reports to be shared with the referrer responsible for the account.

By signing this agreement, our counterparties explicitly accept the clauses contained in this section together with all the others exposed in this DATA, however, our parties always have the rights of access, rectification, cancellation or opposition of their data, including personal identifiable data, without prejudice to what is required in terms of data protection regulations, access to information and prevention of money laundering in force of the jurisdictions where Nonco Group operates.

15.5 Counterparts

A.	This DATA may be executed in one or more counterparts, each of which when so executed and delivered will be an original, but all such counterparts taken together constitute one and the same instrument.

B.	Transmission by email of an executed counterpart of this DATA is deemed to constitute sufficient delivery of such counterpart.

15.6 Notices and other communications

A.	Other than Orders or Confirmations, any notices, consents or other communications (together, “communications”) required or permitted to be sent or given under this DATA by either of the Parties must be:

a.	in writing;

b.	in the English language; and

c.	deemed properly served if: delivered personally; sent by registered or certified mail, in all such cases with first class (or equivalent) postage prepaid and return receipt requested; delivered by a recognised overnight courier service; or sent via email or Agreed Communication Method, to the address or email address stated in Schedule A (in respect of Nonco Group) or to the address stated in Schedule B or the Registered Email (in respect of the Counterparty).

B.	Any communication made by Nonco Group through the Nonco Counterparty Portal will be deemed to comply with Section 15.6(a), and deemed to be received in accordance with Section 15.8.

C.	A communication made in accordance with Section 15.6(a) from Nonco Group to the Counterparty will be deemed received:

a.	at the time of delivery, if personally delivered;

b.	5 Business Days after sending, if sent by registered or certified mail or by recognised overnight courier service, or upon the sender receiving a return receipt, whichever is earlier;

c.	if sent via email or Agreed Communication Method on a Business Day, that Business Day; otherwise, the next following Business Day; and

d.	if delivered via other electronic means, 24 hours after Nonco Group sends it.

D.	A communication made in accordance with Section 15.6(a) from the Counterparty to Nonco Group will be deemed received when Nonco Group actually receives it in legible form. If that occurs after 5:00PM on a Business Day, or at any time on a non-Business Day, the relevant communication is taken to be received at 9.00AM on the next Business Day and takes effect from that time unless a later time is specified.

15.7 Digital signatures

Any document, communications, including Orders and Confirmations, that are digitally signed and supported by a digital certificate have the same validity, admissibility and enforceability as if signed in writing and must comply with any applicable law.

15.8 Recording of communications

Subject to any applicable law, the Parties agree that they may, without further disclosure to, or consent from, the other Party:

A.	record and monitor its telephone conversations, electronic messages of any kind and other correspondence with the other Party or an Authorized Person (and the other Party confirms it is authorized to provide consent on behalf of the Authorized Person);

B.	use the recorded conversations, transcripts, messages or other records of correspondence for its internal compliance purposes, in any dispute in connection herewith and in any other manner not prohibited by applicable law; and

C.	disclose such conversations, transcripts, messages or other records of correspondence to any applicable Government Agency or as otherwise required by applicable law.

15.9 Personal data

The Parties acknowledge that the use, disclosure and other processing of the other Party’s personal data (including, where applicable, through lawful use of third parties, agents or data processors with whom the controller of personal data has contractual arrangements to prevent unauthorized or accidental access, processing, erasure, loss or use of the Party’s data) is permitted by any relevant applicable data protection law, because it is:

A.	necessary for the purposes of the Parties’ legitimate interests (which are not overridden by prejudice to the other Party’s privacy); and/or

B.	necessary so that the relevant Party is able to comply with applicable law;

C.	A Party may retain the other Party’s personal data for such time as Nonco Group may be permitted or required to hold personal data under any applicable law.

D.	The Counterparty hereby expressly consents and authorizes that Nonco Group disclose or transfer the Counterparty’s personal data or other relevant information to its Affiliates in connection with Nonco Group’s services, or for the purposes of conducting any onboarding checks by Nonco Group’s Affiliates or offering the Digital Asset Counterparty Services hereunder. Nonco Group is hereby authorized to rely on this DATA as proof of such authorisation.

16. ELECTRONIC EXECUTION

The Parties acknowledge and agree:

A.	This DATA may be executed by electronic signature, and may be delivered electronically, using email, facsimile, portable document format (“PDF”) or such other means agreed by the Parties. Without limitation to the generality of this Section 16(a), the Parties agree that DocuSign (reliable and appropriate) may be used to execute and deliver this DATA; and

B.	will be legally binding and enforceable, and will amount to the legal equivalent of the Party’s handwritten signature.

17. GOVERNING LAW

This Digital Asset Trading Agreement is governed by the laws of the State of New York, United States.

18. ARBITRATION

18.1 Submission to arbitration

Parties agree to resolve any disputes arising from the agreement through arbitration, except for disputes related to alleged unlawful use of intellectual property rights (e.g., copyrights, trademarks, patents). By agreeing to arbitration, you give up the right to sue in court or have a jury trial; arbitration will be the exclusive method of resolving disputes. If a dispute arises, you and Nonco must notify each other in writing within at least 30 days. Before initiating arbitration, you agree to attempt an informal resolution of the dispute by sending your case to complaints@nonco.com.

Any dispute, controversy, difference or claim arising out of or relating to this DATA, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to this DATA will be referred to and shall be resolved by binding arbitration in accordance with the laws of the State of New York, United States.

The Counterparty agrees that:

A.	The arbitration shall be conducted in New York City, New York, unless otherwise agreed upon by the parties.

B.	The arbitration shall be administered by the American Arbitration Association (AAA) in accordance with its Commercial Arbitration Rules.

C.	The arbitration shall be conducted by a single arbitrator appointed in accordance with the rules of the AAA.

D.	The arbitrator shall have the authority to grant any remedy or relief that a court of competent jurisdiction could order or grant, including injunctive or other equitable relief.

E.	The decision of the arbitrator shall be final and binding upon the parties and may be enforced in any court of competent jurisdiction.

F.	Each party shall bear its own costs and expenses incurred in connection with the arbitration proceedings, including attorney’s fees, unless otherwise determined by the arbitrator.

G.	the arbitration proceedings will be conducted in English; and

H.	Both parties agree not to initiate a class action, class arbitration, or representative action against each other.

18.2 Injunctive remedies

Notwithstanding any other provision of this DATA, including for the avoidance of doubt Section 19.1, the Counterparty agrees that Nonco has the right to apply for injunctive remedies (or an equivalent type of urgent legal relief) in any jurisdiction.

19. SANCTIONS POLICY STATEMENT

Nonco Group is committed to combating Financial Crimes and to comply with the laws and regulations on sanctions applicable in the jurisdictions in which we operate, being the Sanctions Policy “The Policy” one of the forms in which we meet this objective. Subject to the precedence of local law and considering a broader risk of Financial Crime, the Policy seeks to establish a standard to effectively manage the risk of compliance with sanctions in all legal entities owned or controlled by The Company helping us to protect our reputation. The Policy generally prohibits relationships or transactions involving wallets, persons, entities, or fully sanctioned countries, territories, and their governments.

Pursuant to our regulatory requirements and our Policy, we may be required to decline transactions, freeze assets or refuse to provide services and report such actions to the relevant authorities. It also means that at times, the sanctions risk appetite of our Policy may be more stringent than our legal obligations and we may choose not to support certain counterparty relationships or business activities even if legally permitted.

EXECUTED AS AN AGREEMENT

Nonco Group

SIGNED by: Fernando Martinez Fernandez as authorized representative for Nonco Group.

By executing this document, the signatory warrants that the signatory is duly authorized to execute this document on behalf of Metatech Holdings and its wholly owned subsidiaries “Nonco Group”

Date:

COUNTERPARTY

☐ Please tick if the Counterparty consents to the use of its personal data for direct marketing of services or products relating to Digital Assets offered by Nonco Group and/or any of its Affiliates and/or any of its wholly owned subsidiaries.

Applicable where Counterparty is an existing counterpart of any of Nonco Group

If the Counterparty is an existing counterpart of any of Nonco Group’s Affiliates or Subsidiaries, by executing this DATA, the Counterparty:

A.                Authorizes Nonco Group to transfer any fiat currency and/or digital asset recorded in your Nonco account to your Nonco account (the “Asset Transfer”) and perform the following terms in relation to the Asset Transfer:

a.	You authorize Nonco to process the Asset Transfer at any time after the date of this Agreement, and we expect this to be completed within 7 days from the date hereof;

b.	Upon completion of the Asset Transfer, Nonco will contact you via an Agreed Communication Method (e.g. messaging apps) to confirm (i) the effective date of Asset Transfer; and (ii) the balance being transferred to your Nonco account;

c.	Nonco will also automatically transfer the Agreed Communication Method established in relation to your Nonco account (i.e. chat group name) to reflect the migration of your Nonco account;

d.	Prior to the Asset Transfer, you may continue to use the fiat currencies and/or digital assets in your Nonco account to trade or otherwise withdraw them;

e.	Upon completion of the Asset Transfer, the Nonco Terms will be terminated and your Nonco account will be closed without any cost to Nonco and/or further notice.

f.	Following closure of your Nonco account, you may not have access to the transaction history relating to your Nonco account. Should you require to keep a record of the trading activities relating to your Nonco account, we recommend that you download such history promptly after providing us with your countersignature and authorisation.

g.	By providing Nonco the authorization to process the Asset Transfer, you acknowledge and agree that Nonco is released and discharged from the payment and/or delivery obligations under the Nonco Terms insofar as they relate to the payment and/or delivery of the balance being transferred to Nonco. The Asset Transfer shall not affect any rights, liabilities or obligations of the parties with respect to payment, delivery or other obligations due and payable prior to the effective date of Asset Transfer, and all such payment and delivery shall be paid or performed by the relevant parties in accordance with the Nonco Terms.

h.	Effective as of the date of your execution of this Agreement, this Agreement supersedes all prior or contemporaneous negotiations, commitments, agreements (written or oral) and writings between you and Nonco with respect to the subject matter thereof. All such other negotiations, commitments, agreements and writings will have no further force or effect, and the parties to any such other negotiation; commitment, agreement or writing will have no further rights or obligations thereunder.

i.	Terms used but not defined in this clause have the meanings given to them in the DATA and the terms of use published on Nonco (including all other subdomains) that relate to the use of your account with Nonco.

SIGNED by Bruno Ramos de Sousa ___________________________________________________________as authorized representative for Hashdex Bitcoin ETF

By executing this document the signatory warrants that the signatory is duly authorized to execute this document on behalf of Hashdex Bitcoin ETF

Date: January 15th, 2026

APPENDIX (A) Letter of Attestation authorizing the opening of a company account

Hashdex Bitcoin ETF Company Number: 92-6468665 (the “Company”)

Unanimous written resolution (the “Resolution”) of the directors of the Company. Dated January 15th, 2026 (the “Effective Date”)

The Directors duly declared their interest, if any, in the matter contemplated hereunder. None of the Directors was, as a result of such interests, prohibited from forming part of the quorum and voting in accordance with the articles of association of the Company and the applicable law.

On or around the Effective Date, the Company desires to do all things necessary to open one or more digital asset trading account(s) (each, an “Account”) with any of Nonco Group or one of more of its affiliates and/or subsidiaries for the purposes of trading digital assets and/or entering into a contract that relates or is ancillary to the trading of digital assets (“Trading Activities”)

1. Resolution

a) All trading activity / transactions entered into by the Company are subject to the agreement and any applicable terms and conditions;

b) The Resolution be communicated to the relevant Nonco Group relevant entity and shall remain in force unless and until a further amending resolution shall be passed and notified to Nonco Group relevant entity, and that until any further resolution has been passed, Nonco Group shall be entitled to rely on the Resolution as authority for the Company to carry out Trading Activities with Nonco Group;

c) Each person in the table below (“Authorized Person”) be authorized by the Company to carry out the activities related to the relevant Account and as specified for such person including:

●	(i) to execute, sign and deliver to the relevant Nonco Group entity on behalf of the Company any forms, mandates, agreements, indemnities, deeds and any account opening and servicing documentation (“Signing Authority”); and/or

●	(ii) to do all acts, things and matters whatsoever necessary for the maintenance and operation of the relevant Account and conducting Trading Activities, including dealing in the Company’s property in connection with the Account, inviting or accepting price quotes or offers, executing trades, or performing any acts, discretions or duties, through agreed communication methods (such as instant messaging Nonco Counterparty Portals, registered email addresses) (“Dealing Authority”).

●	(iii) by signing the DATA including any appendix, provided email(s), phone number(s), whatsapp number(s), telegram number(s) alone or together with name(s) and/or ID documents of authorized individual(s), the counterparty confirms that such information can be considered as the “Agreed Communication methods” or channels:

Authorized Activities (select)	Name(s) of Authorized Person(s)	ID / Passport (Same as CDD)	Contact Details (Agreed communication methods)
Signing Authority	Samir Elias Hachem Kerbage	GA255801	samir.kerbage@hashdex.com
Signing Authority	Bruno Ramos de Sousa	FZ684085	bruno.sousa@hashdex.com
Dealing Authority	Leonardo Andrade de Almeida Burla	GC566368	leonardo.burla@hashdex.com @leonardoburla
Dealing Authority	Diogo Mendes de Sousa Bezerra	FU436456	diogo.bezerra@hashdex.com @dbbezerra
Dealing Authority	Beny Frid	GE319981	beny.frid@hashdex.com @Beny_Frid
Dealing Authority	Gerson De Souza Raimundo Junior	GA275979	gerson.junior@hashdex.com @GJunior14
Dealing Authority	Leandro Cabral Quemel	GA232665	leandro.quemel@hashdex.com @leandroquemel

e) Further resolved that we the undersigned directors certify that there is no legal or other reason why the Company should not conduct the business above, and that the Resolution is valid according to the laws of the Company’s place of incorporation, and the Company’s articles, statutes, bylaws and certify that this is a true copy of the Resolution which has been entered into the relevant records of the Company on the Effective Date first above written.

f) Parties agree to update and adjust only the APPENDIX (A) Letter of Attestation authorizing the opening of a company account when new and/or different authorized persons are appointed by the Company without the need to renew the DATA.

Bruno Ramos de Sousa

SCHEDULE A

Director’s Name & Signature:

Nonco Group Details

Nonco’ contact details	Name: Fernando Martinez Fernandez

Address: Lago Alberto 375, Anahuac I Secc, Miguel Hidalgo, 11320, Mexico City, Mexico

Email: operations@nonco.com

Nonco’ Authorized Persons	Name: Fernando Martinez Fernandez

Email: fernando.martinez@nonco.com

Name: Guilherme Cannavale Rebane
Email: guilherme.rebane@nonco.com

SCHEDULE B

Counterparty details

Counterparty contact details
Name: Compliance Department
Position: Legal
Email: compliance@hashdex.com

Counterparty authorized person
Name: Bruno Ramos de Sousa
Email: bruno.sousa@hashdex.com
Position: Director

Email (s) for Trade Confirmations	Email: risk-compliance@hashdex.com
Email(s) for Deposit and Withdrawal notifications	Email: risk-compliance@hashdex.com
Email(s) for UI login	Email: risk-compliance@hashdex.com

SCHEDULE C

SAMPLE CONFIRMATION

EXAMPLE OF TRADE CONFIRMATION

The purpose of this confirmation is to confirm the transaction entered into between us on the transaction date below and evidence a complete and binding agreement between you and us.

Issued by	Nonco relevant entity as principal
Counterparty	[Full name]
Transaction date and time	[Date] at [00:00] [CST]
User ID	[xxxxxxx-xxxx-xxxx-xxxx-xxxxxxxxxxxx]
Trade pair	[BTC / USD]

Counterparty [bought/sold]:
Digital Asset	[BTC]
Quantity	[1]
Exchange rate	[USD7,500] per [BTC]
Gross Price	[USD7,500]
Total Consideration	[USD7,510]

This computer-generated confirmation requires no signature by Nonco

This confirmation is subject to the DATA entered into between us, including related definitions.

APPENDIX (B). Definitions

“Account” means any online profile/account that Nonco Group provides to the Counterparty for the purposes of accessing the Website and/or the Digital Asset Counterparty Services, the terms and operation of which are set out in the Nonco Terms.

“Affiliate” means, in relation to any Party, any entity controlled, directly or indirectly, by the person, any entity that controls, directly or indirectly, the person or any entity directly or indirectly under common control with the person. For this purpose, “control” of any entity or person means ownership of a majority of the voting power of the entity or person, as the case may be from time to time.

“Agreed Communication Method” means:

1.	Registered Email; and

2.	any other communication method as agreed in writing between the Parties from time to time as being appropriate for arranging or entering into Transactions.

3.	“Airdrop” means attempt or distribution by a Digital Asset network of its Digital Assets to Digital Asset addresses of a supported network.

“Authorized Person” means, in relation to:

1.	Nonco Group, each individual described in Schedule A to this Digital Asset Trading Agreement as a Nonco Group authorized person; and

2.	the Counterparty, (x) each individual described in Schedule B of this DATA as a Counterparty authorized person, if any; (y) any other officers, employees or agents who are authorized (whether alone or with others), to act on the Counterparty’s behalf in the giving of instructions and performance of any other acts, discretions or duties under this DATA and which the Counterparty has communicated to Nonco Group; or (z) any other officers, employees or agents who are or have been granted access to an Agreed Communication Method by the Counterparty of an Authorized Person.

“Banking Day” means, in respect of a Party, a day on which the bank identified by such Party and as agreed between the Parties is open for business.

“Business Day” means a day other than a Saturday, Sunday or a general holiday on which banks are open in the United States, British Virgin Islands (BVI) or Brazil, for the transaction of general business.

“Calculating Party” means, in respect of a Default Event, the non-Defaulting Party and in respect of a Termination Event, the non-Affected Party.

“Confirmation” means the documents and other confirming evidence exchanged between the Parties, or that is otherwise effective, for the purpose of confirming or evidencing a Transaction, as example of which is set out in Schedule C.

“Counterparty” means the counterparty named on page 1 of this Digital Asset Trading Agreement.

“Default Event” means each of the events listed in the Events section, and if applicable, in any Trading Annex.

“Digital Asset” means any digital representation of value that is not Fiat Currency and that can be transferred, stored or traded electronically, in each case as determined by Nonco in its sole discretion.

“Digital Asset Counterparty Services” means Nonco’s provision of the Account and the entering into of Transactions with Nonco, as facilitated by Nonco through the Website, or through such other methods provided by (or on behalf of) Nonco.

“Digital Asset Trading Agreement” means this Digital Asset Trading Agreement, together with:

1.	its Appendices, Schedules; and

2.	any Confirmation made under this Digital Asset Trading Agreement.

“DocuSign” means the electronic signature application known as “DocuSign”.

“Encumbrance” means any:

1.	security for the payment of money or performance of obligations, including a mortgage, charge, lien, pledge, trust, power or title retention or flawed deposit arrangement;

2.	right, interest or arrangement which has the effect of giving another person a preference, priority or advantage over creditors including any right of set-off;

3.	right that a person (other than the owner) has to remove something from land (known as a profit à prendre), easement, public right of way, restrictive or positive covenant, lease, or license to use or occupy; or

4.	third party right or interest or any right arising as a consequence of the enforcement of a judgment, or any agreement to create any of them or allow them to exist.

“FATCA” means sections 1471 to 1474 of the United States Internal Revenue Code of 1986, as amended, including any regulations or official interpretations issued, agreements (including, without limitation, intergovernmental agreements) entered into or non-US laws enacted with respect thereto.

“Fiat Currency” means money of any jurisdiction that is designated as legal tender and is customarily used and accepted as a medium of exchange in its jurisdiction of issue, as determined by Nonco in its sole discretion.

“Financial Crime Regulation” means any applicable law or regulatory requirement pertaining to money laundering, terrorism financing, bribery, corruption, Tax evasion, fraud, the trafficking of arms, drugs, humans or wildlife, slavery, proliferation of weapons of mass destruction, or evasion of Sanctions. A reference to a violation of Financial Crime Regulation includes any acts or attempts to circumvent or violate any applicable laws relating to Financial Crime Regulation.

“Fork” means changes in operating rules of the underlying protocols of Digital Assets that may result in more than one version and/or Nonco holding an amount (which may be identical) of Digital Assets associated with each forked network. Such Forks may materially affect the value, function, and/or the name of the Digital Asset held by Nonco.

“Government Agency” means any governmental, semi-governmental, administrative, fiscal, regulatory, judicial or quasi-judicial body, department, commission, authority, tribunal, agency or entity.

“Halt” means, in respect of a given Digital Asset, the temporary or permanent cessation of Digital Asset Counterparty Services in respect of such Digital Asset on the Nonco Counterparty Portal, as notified by Nonco through the Nonco Counterparty Portal from time to time, or by Nonco employees using any Agreed Communication Method.

“Infrastructure Participant” means any bank, market, clearing house, central clearing counterparty, multilateral trading facility or organized trading facility for Fiat Currency or Digital Assets.

A person is “Insolvent” if it:

1.	makes a general arrangement or composition with or for the benefit of its creditors;

2.	institutes or has instituted against it any voluntary or involuntary proceeding seeking relief under any insolvency or other law affecting creditors’ rights, or, has a winding up petition presented against it and such proceeding or petition:

a.	results in liquidation of the person or the entry of an order for relief; or

b.	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or petition (as the case may be);

c.	seeks or becomes subject to the appointment of an administrator, liquidator, receiver, trustee or other similar official for it or for all or substantially all of its assets;

d.	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an effect analogous to any of the events specified in paragraphs (a) to (c); or

e.	takes any action in furtherance of or indicating its consent to any of the events specified in paragraphs (a) to (e).

“Invitation” has the meaning defined in Section 5.

“Loss” means damage, loss, cost, claim, liability, obligation or expense (including legal costs and expenses of any kind), of any kind whatsoever under any theory of liability, including direct, indirect, consequential, incidental or special losses, economic losses or loss of profits, loss of data, loss of goodwill or business reputation, cost of obtaining substitute tokens, or other intangible loss.

“Network Event” means:

1.	a Fork, Airdrop or other event which results in the generation of new or alternate Digital Assets from an existing Digital Asset, and which creates rights of an existing Digital Asset holder to receive or otherwise control the newly created Digital Assets immediately after the Network Event; or

2.	any event in respect of any protocol underlying a Digital Asset, which is exogenous to Nonco, and results in loss of control or ownership of Digital Assets held by Nonco or the Counterparty, including any consensus by a relevant network protocol to fail to honor or record a Transaction on the network, or to revert any Transaction previously honored or recorded on the network.

“Network Participant” means a person or entity who has the ability to cause the happening of a Network Event, including any group of persons or entities acting in concert.

“Offer” has the meaning defined in Section 5.

“Ordered Digital Asset” means a Digital Asset that is the subject of an Offer.

“Nonco Counterparty Portal” means:

1.	the Website;

2.	the Digital Asset Counterparty Services; and

3.	the Account.

“Nonco Terms” means the terms and conditions that apply to the Nonco Counterparty Portal, as published and updated by Nonco on the Website from time to time.

“Potential Default Event” means any event which, with the giving of notice or the lapse of time or both, would constitute a Default Event.

“Prefunding Conditions” has the meaning given to it in Section 5.

“Trading Annex” means any annex to this Digital Asset Trading Agreement (including attached by amending agreement between the Parties at a date after this Digital Asset Trading Agreement is concluded) in which the Parties agree a specific type of Transaction that they intend to enter into.

“Relevant Fiat Currency” means the Fiat Currency specified in the relevant Offer.

“Registered Email” means the email address associated with the Counterparty.

“Risk Disclosure Statement” means any risk disclosure statement made available and updated by Nonco from time to time through the Website.

“Schedule” means a schedule to this Digital Asset Trading Agreement.

“Settlement Amount” means, in respect of a Transaction that is terminated and the corresponding Termination Time, the amount of losses or costs that are or would be incurred (expressed as a positive number) or gains or profits that are or would be realized (expressed as a negative number) (whether in Fiat Currency of Digital Asset), in each case, by such Calculating Party in replacing, or in providing for the economic equivalent of:

1.	the material terms of such Transaction that would, but for the termination of such Transaction at the Termination Time, have been required after such time (assuming the pre-conditions set out in this Digital Asset Trading Agreement have been satisfied); and

2.	the option rights of the Parties in respect of such Transaction,

3.	in each case, determined by the Calculating Party using commercially reasonable procedures in order to produce a commercially reasonable result. A Settlement Amount will be determined as of the Termination Time or, if that would not be commercially reasonable, as of the time following the Termination Time that would be commercially reasonable.

4.	Unpaid Amounts in respect of terminated Transactions are to be excluded in the calculation of the Settlement Amounts. The Calculating Party may, when it is commercially reasonable to do so, take into account any losses or costs incurred (or gains resulted) in connection with any hedge positions or transactions entered into by the Calculating Party in connection with such terminated Transactions.

“Tax” includes:

1.	any tax, levy, impost, deduction, charge, fee, rate, withholding or duty by whatever name called levied, imposed, collected or assessed (including withholding tax, goods and services tax, value added tax, sales tax, consumption tax, stamp duty and transaction duties or any similar impost imposed or levied, or any deduction or withholding for or on account of FATCA); and

2.	any interest, penalty, charge, fine or fee or other amount of any kind assessed, charged or imposed on or in respect of the above (including in connection with any failure to pay or any delay in payment).

“Transaction” means any transaction that is made under, or is subject to, this Digital Asset Trading Agreement, and includes any transaction relating to a Digital Asset Counterparty Services under this Digital Asset Trading Agreement or any Trading Annex.

“Termination Currency” means, unless otherwise agreed between the Parties, United States Dollars.

“Termination Time” means the time designated as the Termination Time under Section 11.

“Termination Event” means each of the events listed in Section 11.2, and if applicable, in any Trading Annex.

“Total Consideration” means that price payable under an Offer.

“United States or US” mean the United States of America.

“Unpaid Amounts” means, with respect to a Party and the corresponding Termination Time, the aggregate of the amounts (whether in Fiat Currency or in Digital Asset) that became due and payable/deliverable to such Party on or prior to such Termination Time and which remain unpaid/undelivered as at such Termination Time.

“Website” means the Nonco website and all other subdomains, or as notified otherwise by Nonco from time to time.

APPENDIX (C). Risk Disclosure

This Digital Assets Risk Disclosure provides a description of certain risks associated with the Service provided by Nonco Group in relation to Digital Assets, but does not disclose or explain all the risks involved in the investment in digital assets and/or the use of the service. There may be additional risks that are not foreseen or identified in the Service Agreement or in this Risk Disclosure statement.

Digital asset prices exhibit high volatility, experiencing rapid and significant fluctuations in value. Digital assets trading exposes you to the risk of potential losses, especially if the asset’s value declines. When exchanging digital currencies for fiat currency, unfavorable exchange rates may lead to financial losses. Before engaging in digital asset trading with Nonco Group, it is essential to carefully assess your financial situation and risk tolerance. Only trade digital assets if you possess the financial capacity to endure potential losses. Any investment strategies and techniques employed are entirely your responsibility, and there may be unforeseen risks associated with trading digital assets.

Nonco Group does not offer or provide investment, legal, tax, or trading advice or recommendations. The availability of digital assets through Nonco Group does not imply any evaluation, assertion, or guarantee regarding the suitability or appropriateness of these assets for your specific financial circumstances. It is essential to seek independent professional advice and conduct thorough research before engaging in any transactions involving digital assets with Nonco Group.

The services provided by Nonco Group are strictly “execution only.” This means that they will not provide any advice or guidance regarding your transactions, and you are entirely responsible for all your trading actions. Nonco Group will not assess the suitability of your transactions or offer assistance in avoiding losses. It is crucial for you to seek independent advice from financial, legal, taxation, and other professionals to determine whether investing or trading in digital assets is appropriate for your individual circumstances.

Digital assets typically trade continuously 24/7, and their prices can undergo significant fluctuations, even on weekends. However, please be aware that your access to your Nonco Group Account and Nonco Counterparty Portal might be restricted during weekends, particularly due to planned maintenance hours. This limitation could impact your ability to engage in activities such as buying or selling digital assets over the weekend. It is essential to stay informed about any scheduled maintenance to plan your trading activities accordingly.

Nonco Group relies on computer software, hardware, telecommunications infrastructure, and networking to deliver their services to you. Without these systems, neither you can access your respective accounts nor can Nonco Group provide its services. However, it’s important to acknowledge that these computer-based systems and services are inherently susceptible to disruption, delays, or failures. Such occurrences may result in you losing access to the Nonco Counterparty Portal and, consequently, your Nonco Group Account. Additionally, these issues could lead to Nonco Group’s inability to provide digital asset quotations or trading services, and they may have a negative impact on various aspects of Nonco Group’s services. It’s essential to understand that under Nonco Group’s Trading Agreement, you accept their systems and services “as is,” and Nonco Group’s liability to you is limited.

Industries tied to digital assets continue to carry a perception of elevated risk within the jurisdictions of our operations, leading to potential disruptions and indefinite suspensions in the services provided by our banking partners. This circumstance also raises the possibility of unanticipated termination or loss of accounts held for fiat deposits or withdrawals, both for Nonco and our counterparty